UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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HAWAIIAN HOLDINGS INC

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The following is the transcript of a television segment discussing the pending acquisition (the “Transaction”) of Hawaiian Holdings, Inc. (“Hawaiian Holdings”) by Alaska Air Group, Inc. (“Alaska”) posted to the Transaction website on December 26, 2023.

CNBC: Alaska Airlines and Hawaiian Airlines CEOs break down $1.9 billion cash merger

Air date: December 4, 2023

Speakers:

-	Phil LeBeau – CNBC auto and airline industry reporter

-	Peter Ingram – President and CEO of Hawaiian Holdings, Inc.

-	Ben Minicucci – President and CEO of Alaska Airlines

Phil LeBeau: Hey Carl, let’s say aloha to Ben Minicucci, CEO of Alaska Airlines, and Peter Ingram, the CEO of Hawaiian Airlines, joining us from Honolulu this morning. Guys, how long were you talking about a possible merger and how quickly did this deal come together? Ben, we’ll start with you.

Ben Minicucci: Thanks Phil and good morning. Yeah you know we were talking about this early in 2023. You know the idea started you know we started working on it. And we went through several months of diligence with our Board and advisors and I approached Peter a few months ago with the offer. That’s how it kind of unfolded.

Phil LeBeau: And Peter?

Peter Ingram: Yeah you know as Ben said, he came to me a few months ago. We…we took the initial proposal. It was certainly a credible proposal and I, you know did what I should do which is take it to my Board. We analyzed it, worked through it, and we’ve spent some time over the last few months working with Ben and his team and it culminated in yesterday’s announcement and signing the day before that.

Phil LeBeau: Ben, you know what everybody’s saying who’s looking at this deal today. The Biden administration has made it clear it is not crazy about airline mergers. We know what is going on between JetBlue and Spirit right now, that’s playing out in court. How do you convince the Biden administration, the DOJ, that this deal, that Alaska and Hawaiian, makes sense?

Ben Minicucci: You know Phil, I think you know on the merits of this deal, is simply, it is pro-consumer and pro-competitive. When you combine both these networks, we’ll have about 1,400 flights a day. Only 12 out of those 1,400 flights is where we have overlap. And then, you have expanded domestic platform, an expanded international platform, for our customers on the West Coast and for our residents in Hawai‘i. So, if you think of someone living in Honolulu, they will have three times the options and destinations to fly out of out of Honolulu than they do today. So, this is definitely pro-consumer and then when you think about that expanded domestic footprint, that expanded international footprint, we will become a bigger, stronger carrier to compete against the Big Four that control 80 percent of the domestic market share. So, we feel that we check both of those boxes and we’re hopeful that it will be seen in a positive light.

Phil LeBeau: Peter, you understand what the regulators are looking at these days. Did you talk to the Board, or did you and the Board talk about ‘hey, is there a possibility we put this off for a couple of months?’ We have an election coming up, there might be a better chance of this getting through after November of 2024?

Peter Ingram: Well we, we certainly talked about the regulatory process with our Board. That was part of our evaluation, and you know we came to the same conclusion that Ben just articulated. That this transaction needs to be looked on its own merits, not compared to any other. That it is pro-consumer, that we’re giving more options to travelers to Hawai‘i. There’s really not a lot of overlap and the route networks are very complementary here, we’re relatively small players in the industry. So I think when you take a look at it in the correct context, you’ll see that this is a deal the regulators should look at favorably.

Phil LeBeau: Hey Ben? What is the plan for using Honolulu if this deal is approved along with your hub in Seattle to further expand what Alaska is doing in terms of international flights, especially Asia-Pacific routes?

Ben Minicucci: Well Phil we’re really excited. You know, Honolulu becomes our second largest base behind Seattle and you know Hawaiian Airlines, you know I deeply respect and admire what they’ve done you know throughout the last decade. They have built a phenomenally strong base out of Honolulu. Their international is very, very strong and that existing network will continue but as they acquire 787s, as you know, the 787 fleet comes into play, that will give us a lot of options on where to put the 787s. You either continue to grow Honolulu or position them in our hubs of strength on the West Coast. So very, very exciting for us as we get into the international domain.

***

This interview aired on CNBC on December 4, 2023. Neither Hawaiian Holdings nor Alaska has sought or obtained permission from the publisher to transcribe and distribute this interview.

Forward-Looking Statements

This communication may contain forward-looking statements subject to the safe harbor protection provided by the federal securities laws, including statements relating to the expected timing of the closing of the pending acquisition (the “Transaction”) of Hawaiian Holdings Inc. (“Hawaiian Holdings”) by Alaska Air Group, Inc. (“Alaska Air Group”); considerations taken into account by Alaska Air Group’s and Hawaiian Holdings’ Boards of Directors in approving the Transaction; and expectations for Alaska Air Group and Hawaiian Holdings following the closing of the Transaction. There can be no assurance that the Transaction will in fact be consummated. Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements include: the possibility that Hawaiian Holdings shareholders may not approve the adoption of the merger agreement; the risk that a condition to closing of the Transaction may not be satisfied (or waived); the ability of each party to consummate the Transaction; that either party may terminate the merger agreement or that the closing of the Transaction might be delayed or not occur at all; possible disruption related to the Transaction to Alaska

Air Group’s or Hawaiian Holding’s current plans or operations, including through the loss of customers and employees; the diversion of management time and attention from ongoing business operations and opportunities; the response of competitors to the Transaction; a failure to (or delay in) receiving the required regulatory clearances for the Transaction; uncertainties regarding Alaska Air Group’s ability to successfully integrate the operations of Hawaiian Holdings and Alaska Air Group and the time and cost to do so; the outcome of any legal proceedings that could be instituted against Hawaiian Holdings, Alaska Air Group or others relating to the Transaction; Alaska Air Group’s ability to realize anticipated cost savings, synergies or growth from the Transaction in the timeframe expected or at all; legislative, regulatory and economic developments affecting the business of Alaska Air Group and Hawaiian Holdings; general economic conditions including those associated with pandemic recovery; the possibility and severity of catastrophic events, including but not limited to, pandemics, natural disasters, acts of terrorism or outbreak of war or hostilities; and other risks and uncertainties detailed in periodic reports that Alaska Air Group and Hawaiian Holdings file with the Securities and Exchange Commission (“SEC”). All forward-looking statements in this communication are based on information available to Alaska Air Group and Hawaiian Holdings as of the date of this communication. Alaska Air Group and Hawaiian Holdings each expressly disclaim any obligation to publicly update or revise the forward-looking statements, except as required by law.

Additional Information and Where to Find It

Hawaiian Holdings, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the Transaction. Hawaiian Holdings plans to file a proxy statement (the “Transaction Proxy Statement”) with the SEC in connection with the solicitation of proxies to approve the Transaction.

Daniel W. Akins, Wendy A. Beck, Earl E. Fry, Lawrence S. Hershfield, C. Jayne Hrdlicka, Peter R. Ingram, Michael E. McNamara, Crystal K. Rose, Mark D. Schneider, Craig E. Vosburg, Duane E. Woerth and Richard N. Zwern, all of whom are members of Hawaiian Holdings’ board of directors, and Shannon L. Okinaka, Hawaiian Holdings’ chief financial officer, are participants in Hawaiian Holdings’ solicitation. None of such participants owns in excess of one percent of Hawaiian Holdings’ common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Please refer to the information relating to the foregoing (other than for Messrs. Akins and Woerth) under the caption “Security Ownership of Certain Beneficial Owners and Management” in Hawaiian Holdings’ definitive proxy statement for its 2023 annual meeting of stockholders (the “2023 Proxy Statement”), which was filed with the SEC on April 5, 2023 and is available at

https://www.sec.gov/ix?doc=/Archives/edgar/data/1172222/000117222223000022/ha-20230405.htm#i2d8a68908cc64c37bbeca80e509abb72_31. Since the filing of the 2023 Proxy Statement, (a) each director (other than Mr. Ingram) received a grant of 13,990 restricted stock units that will vest upon the earlier of (i) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (ii) a change in control of Hawaiian Holdings; (b) Mr. Ingram received a grant of 163,755 restricted stock units; and (c) Ms. Okinaka received a grant of 57,314 restricted stock units. In the Transaction, equity awards held by Mr. Ingram and Ms. Okinaka will be treated in accordance with their respective severance and change in control agreements. As of December 1, 2023, Mr. Ingram beneficially owns 340,964 shares and Ms. Okinaka beneficially owns 86,903 shares. The 2023 proxy statement, under the caption “Executive Compensation—Potential Payments Upon Termination or Change in Control,” contains certain illustrative information on the payments that may be owed to Mr. Ingram and Ms. Okinaka in a change of control of Hawaiian Holdings. As of December 1, 2023, (a) Mr. Woerth beneficially owns 37,389 shares and (b) Mr. Akins beneficially owns no shares. Mr. Akins received a grant of 13,990 restricted stock units that will vest upon the earlier of (a) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (b) a change of control.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, Hawaiian Holdings will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HAWAIIAN HOLDINGS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Hawaiian Holdings’ definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction will also be available, free of charge, at Hawaiian Holdings’ investor relations website (https://newsroom.hawaiianairlines.com/investor-relations), or by writing to Hawaiian Holdings, Inc., Attention: Investor Relations, P.O. Box 30008, Honolulu, HI 96820.